UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2015

MaxLinear, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5966 La Place Court, Suite 100, Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (760) 692-0711
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Deferred Settlement of Restricted Stock Units
On November 5, 2015, the compensation committee of our board of directors determined that executive officers may elect to defer for tax purposes the settlement of restricted stock unit awards granted after January 1, 2016 under our 2010 Equity Incentive Plan, or equity plan. As part of that determination, the compensation committee determined that equity-based awards granted pursuant to the terms of the equity plan and our Executive Incentive Bonus Plan as effective for our 2016 corporate performance period and thereafter may be granted in the form of fully vested restricted stock units, and the executive officers may elect to defer the settlement of such restricted stock units as described above.
Change of Control Arrangements
On November 5, 2015, the compensation committee of our board of directors approved changes in the forms of change-in-control and severance agreement for (i) our chief executive and chief financial officers and (ii) our other executive officers, respectively. In addition, the compensation committee approved our amending and restating the current change-in-control and severance agreements in place with these executive officers to conform to the terms of the amended forms. The material amendments to the benefits available under these agreements are described below with respect to each category of officer. Except as described below, no other material amendments were made to the terms of either the forms of change-in-control and severance agreement or currently effective agreements. The following description of the amendments to the change-in-control and severance agreements does not purport to be complete and is qualified in its entirety by reference to the text of the change-in-control and severance agreements, copies of which will be filed in their amended and restated form as exhibits to our Annual Report on Form 10-K for the fiscal year ending December 31, 2015.
Extended Protection Period (Applicable to CEO, CFO, and Other Officers)
Under the terms of the change-in-control and severance agreements, our executive officers are entitled to certain previously disclosed cash severance and accelerated vesting benefits with respect to equity incentive awards if a change-in-control (as defined in the agreement) occurs and their employment is terminated by us or our successor without “cause” or if they terminate their employment for “good reason” (in each case as defined in the agreement). The executive officer’s rights under the agreement are triggered if the termination occurs within a certain time period, referred to as a protection period, before or after the change-in-control. Previously, the applicable protection period was the period beginning three (3) months prior to and ending twelve (12) months after the change-in-control. Following the amendment and restatement of these agreements, for all officers who are parties to a change-in-control and severance agreement, the applicable protection period will begin three (3) months prior to and end twenty four (24) months after the change-in-control.
Change-in-Control Severance Benefits for CEO and CFO
The amendment and restatement of the change-in-control and severance agreements for our chief executive and chief financial officers will increase the cash severance payment in connection with a termination by us or our successor without “cause” or a termination by the applicable officer for “good reason,” in either case where the termination occurs during the protection period, from the equivalent of eighteen (18) months of base salary to twenty four (24) months of base salary. No amendments will be made to the cash severance benefits payable to either of these officers outside the protection period, which currently equals six (6) months of base salary.
Severance Benefits for Other Officers (Outside a Change-in-Control)
The amendment and restatement of the change-in-control and severance agreements for our executive officers other than our chief executive and chief financial officers will increase the cash severance payment in connection with a termination by us or our successor without “cause” or a termination by the applicable officer for “good reason,” in either case outside the protection period, from the equivalent of three (3) months of base salary to six (6) months of base salary. No amendments will be made to the cash severance benefits payable to these officers for terminations occurring during the protection period, which currently equals twelve (12) months of base salary.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Bylaw Amendment
On November 5, 2015, our board of directors approved an amendment to our bylaws. The amendment removes Article XI of the bylaws in its entirety. Article XI was a forum selection clause that designated the federal district court for the Southern District of California, or if that court lacked jurisdiction, the Superior Court of California, San Diego County, as the sole and exclusive forum for certain legal actions, unless we consented in writing to the selection of an alternative forum. Effective August 1, 2015, Section 115 of the Delaware Corporations Code became effective and invalidated bylaw provisions selecting courts outside Delaware as an exclusive forum.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit	Description
3.1	Amended and Restated Bylaws of MaxLinear, Inc. (as amended to date).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 10, 2015	MAXLINEAR, INC.

(Registrant)

	By:	/s/ Adam C. Spice
Adam C. Spice
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit	Description
3.1	Amended and Restated Bylaws of MaxLinear, Inc. (as amended to date).

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